Exhibit 99.1

Hexion Specialty Chemicals, Inc.	NEWS RELEASE
180 East Broad Street Columbus, OH 43215 hexion.com

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals, Inc. Announces an Amendment of its Second Amended and Restated Senior Secured Credit Facility

COLUMBUS, OHIO (June 15, 2007) - Hexion Specialty Chemicals, Inc. (“Hexion” or the “Company”) announced today that it has amended its second amended and restated senior secured credit facility in order to reduce the interest rates applicable to borrowings of term loans by 0.25%. Also today, the Company funded incremental term loans under its second amended and restated credit agreement in the aggregate amount of $200 million in the form of new tranche C-5 term loans made in U.S. dollars and new tranche C-6 term loans made in euros.

The proceeds of the incremental term loans will be used to acquire, directly or indirectly, the assets or equity interests of the German resins and formaldehyde business of Arkema GmbH expected to close in the third quarter 2007, to pay all fees and expenses in connection therewith and for general corporate purposes. The Incremental Credit Facility will mature on May 5, 2013. In addition, the second amended and restated credit agreement was changed to increase the amount of incremental borrowings it may make under its facility from $200 million to $300 million (net of the incremental amount borrowed today).

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About Hexion Specialty Chemicals, Inc.

Based in Columbus, Ohio (USA), Hexion Specialty Chemicals is the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion had 2006 sales of $5.2 billion and employs more than 7,000 associates. Additional information is available at www.hexion.com.

Safe Harbor Language

Statements contained in this press release may include “forward-looking statements” about the Company’s financial results under the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements are based on our currently available financial, economic and competitive data and on business plans. Actual results could vary materially depending on risks and uncertainties that may affect the company’s operations, markets, services, prices and other factors as discussed in our filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. There is no assurance that the company’s expectations will be realized. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

Hexion Contacts:

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com